Exhibit 10.3

AMENDMENT

This AMENDMENT to the AGREEMENT (the “Amendment”) is made and entered into as of this 25th day of January, 2005, by and between Advanced Magnetics, Inc., a corporation having an office at 61 Mooney Street, Cambridge, Massachusetts 02138 (“Advanced Magnetics”), and FoxKiser Development Partners LLC, having its principal place of business at 750 17th St., NW., Suite 1100, Washington DC 20006 (“FoxKiser”).

RECITALS

WHEREAS, Advanced Magnetics and FoxKiser have entered into an Agreement dated as of April 19, 2002 relating to Services to be provided by FoxKiser in connection with Advanced Magnetics’ application for FDA approval of a Combidex Product (the “Agreement”);

WHEREAS, pursuant to Section 5.6 of the Agreement, the Agreement may be amended by written amendment which is signed by each party;

WHEREAS, the parties wish to ensure the compensation of FoxKiser, in the event and to the extent, an approved Combidex Product is cannibalized by a Ferumoxytol Product (as defined below); and

WHEREAS, the parties now desire to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and the terms and provisions of this Amendment, the parties hereby agree as follows;

SECTION 1
CAPITALIZED TERMS; SECTIONS

1.1          Capitalized Terms; Sections. Unless otherwise stated herein, each capitalized term used in this Amendment shall have the same meaning as provided for such capitalized term in the Agreement.

SECTION 2
AMENDMENTS

2.1          Amendments. The Agreement is hereby amended as follows:

(a)                                  Section 1.5 shall be amended as follows: “(a) Combidex Net Sales, “Combidex Net Sales” shall mean the gross amount received by Advanced Magnetics, its Affiliates and licensees from an unrelated third party on sales or other dispositions of Combidex Products in the Territory, less the following items: (i) trade, cash and quantity discounts, allowances and rebates actually allowed and taken directly with respect to such sales or disposition; (ii) tariffs, duties, excises, value-added and sales taxes or other taxes imposed upon and paid with respect to such sales or dispositions (excluding national, state and local taxes based on income); (iii) actual amounts repaid or credited by reasons of rejections, defects, recalls and returns or because of rebates or retroactive price reductions; and (iv) freight, postage, insurance and other transportation charges separately invoiced by shipping such Combidex Products. (b) Ferumoxytol Net Sales.  “Ferumoxytol Net Sales” shall mean the gross amount received by Advanced Magnetics, its Affiliates and licensees from an unrelated third party on sales or other dispositions of Ferumoxytol Products for use in lymph node imaging only, in the Territory, less the following items: (i) trade, cash and quantity discounts, allowances and rebates actually allowed and taken directly with respect to such sales or disposition; (ii) tariffs, duties, excises, value-added and sales taxes or other taxes imposed upon and paid with respect to such sales or dispositions (excluding national, state and local taxes based on income); (iii) actual amounts repaid or credited by reasons of rejections, defects, recalls and returns or because of rebates or retroactive price reductions; and (iv) freight, postage, insurance and other transportation charges separately invoiced by shipping such Ferumoxytol Products.”  For clarification, all references to Net Sales in the original Agreement shall be deemed to be references to “Combidex Net Sales.”

(b)                                 A new Section 1.9 of the Agreement shall be added as follows:  “Ferumoxytol Product.  “Ferumoxytol Product” shall mean a product developed by Advanced Magnetics containing the material currently known as “ferumoxytol” (“ferumoxytol”).”

(c)                                  A new Section 2.4 of the Agreement shall be added as follows: “(a) In further consideration of the Services provided by FoxKiser under the Agreement, in the event that a Ferumoxytol Product is approved by the FDA, whether for lymph node imaging or any other indication, and only after First Commercial Sale in the Territory, Advanced Magnetics shall pay to FoxKiser a royalty equal to three percent (3%) of the Ferumoxytol Net Sales of such Ferumoxytol Product sold or otherwise disposed of by Advanced Magnetics, its Affiliates or licensees for use in lymph node imaging.  Royalties shall commence after both (i) the First Commercial Sale in the Territory and (ii) the first commercial sale of a Ferumoxytol Product in the Territory by Advanced Magnetics, its Affiliates, or its licensees, and shall continue until the date six (6) months after the date of market introduction of an FDA-approved generic version of a Combidex Product.  All royalties due under this Section 2.4 shall be paid in accordance with the procedures set forth in Section 2.3.  For clarification, it is the Parties’ specific intention that FoxKiser will be paid royalties on all sales of a Ferumoxytol Product for use in lymph node imaging irrespective of whether such sales are for an FDA approved indication or as a result of off-label sales.  Notwithstanding the foregoing, Advanced Magnetics shall not be obligated to pay to FoxKiser any royalty on any other Ferumoxytol Product that is sold for any use other than lymph node imaging. (b) Advanced Magnetics and FoxKiser shall each pay fifty percent (50%) of the costs of tracking, monitoring and/or investigating use of any Ferumoxytol Product for lymph node imaging.  (c) Royalties on Ferumoxytol Products sold or otherwise disposed of by Advanced Magnetics, its Affiliates or licensees for use in lymph node imaging shall be reported and paid in accordance with the procedures set forth in Section 3 of the Agreement.  For purposes of this Section 2.4(c), the term “Combidex Net Sales”, as used in Section 3, shall be replaced with “Ferumoxytol Net Sales” and the term “Combidex Product”, as used in Section 3, shall be replaced with “Ferumoxytol Product for use in lymph node imaging”, as applicable.  For clarification, for purposes of application of the procedures set forth in Section 3, the term Ferumoxytol Products shall be limited to Ferumoxytol Products sold or otherwise disposed of by Advanced Magnetics, its Affiliates or licensees for use in lymph node imaging only.  If the parties are in disagreement with respect to the amount of royalties due on Ferumoxytol Net Sales, Section 5.8 of the Agreement shall apply.”

SECTION 3
MISCELLANEOUS

3.1          Effectiveness.  For clarification, this Amendment shall be effective only upon final FDA approval of a Combidex Product.

3.2          Remainder of Agreement Not Affected.  In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.  The terms and provisions of the Agreement, as amended hereby, remain in full force and effect without change, amendment, supplement, waiver or modification.  From and after the date hereof, all references in the Agreement or this Amendment to the Agreement shall mean the Agreement as amended by this Amendment.

3.3          Governing Law.  This Amendment shall be construed in accordance with, and the rights of the parties shall be governed by, the substantive laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles.

3.4          Counterparts.  This Amendment may be executed and delivered in multiple counterparts (including by facsimile or electronic transmission), each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above and execute two (2) original copies.

ADVANCED MAGNETICS, INC.		FOXKISER DEVELOPMENT PARTNERS LLC

By:	/s/ Jerome Goldstein	By:	/s/ Allan Fox

Date:	January 29, 2005	Date:	January 25, 2005